Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES ELECTION OF NEW INDEPENDENT DIRECTOR

FRANKLIN, Tenn. (May 7, 2024) – Community Health Systems, Inc. (NYSE: CYH) announced today that Fawn Lopez has been elected by its stockholders and has joined the Company’s Board of Directors as a new independent director.

Lopez currently is the publisher emeritus of Modern Healthcare, a leading source of healthcare business and policy news, research and information, published by Crain Communications, Inc. She previously served as the publisher of Modern Healthcare and vice president of Crain Communications from 2005 to 2022. She joined Modern Healthcare as associate publisher in 2001, and, before that, served as national director of advertising at Crain’s Chicago Business from 1999 to 2001 and advertising director at the Kansas City Business Journal from 1991 to 1999.

Lopez brings a wealth of healthcare industry knowledge to the Board, having delved into critical topics, including public policy and healthcare regulation, workforce challenges, cybersecurity, and innovation across the many sectors of the healthcare industry. Lopez has deep connections and relationships with a broad network of influential healthcare leaders.

Lopez has long championed the importance of inclusion in healthcare and all industries, helping to promote the need for women and underrepresented groups to have career opportunities and leadership roles. She has won numerous awards and recognitions for her contributions to advancing leadership and diversity in healthcare.

Lopez serves on the boards and advisory boards of several privately held companies, including healthcare companies, and also has served on the boards of non-profit organizations, such as the American Heart Association in Chicago and the Asian Health Care Leaders Association.

“Fawn Lopez is widely known across the healthcare industry as an energetic proponent of quality healthcare and sustainable practices that advance the healthcare industry,” said Wayne T. Smith, chairman of the Company’s Board of Directors. “Her experience over many years of interacting with healthcare leaders, policy makers, and others who have shaped our industry has informed her unique perspective about the healthcare industry and that will be an asset to our Board and Company.”

As of May 7, 2024, the Company’s Board members are: Wayne T. Smith (Chairman), John A. Clerico (Lead Director), Susan W. Brooks, Lt. Gen. Ronald L. Burgess Jr., Michael Dinkins, James S. Ely III, John A. Fry, Joseph A. Hastings, D.M.D., Tim L. Hingtgen, Elizabeth T. Hirsch, Fawn Lopez, William Norris Jennings, M.D., K. Ranga Krishnan, MBBS, and H. James Williams, PhD.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 40 distinct markets across 15 states. CHS subsidiaries own or lease 71 affiliated hospitals with approximately 12,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. More information about the Company can be found on its website at www.chs.net.

-MORE-

CYH Announces Election of New Independent Director

May 7, 2024

Media Contact:

Tomi Galin

Executive Vice President, Corporate Communications, Marketing and Public Affairs

(615) 628-6607

Investor Contacts:

Kevin Hammons

President and Chief Financial Officer

(615) 465-7000

Anton Hie

Vice President – Investor Relations

(615) 465-7012

-END-